Media Contact: Greg Berardi 415-239-7826 greg@bluemarlinpartners.com	Investor Contact: Daniel W. Rumsey, General Counsel and Interim CFO 408-866-3666 dan.rumsey@p-com.com

P-COM PARTNERS WITH VELOCITECH TO

STREAMLINE MANUFACTURING OPERATIONS

CAMPBELL, CA (Feb. 4, 2004) – P-Com, Inc. (OTCBB:PCOM), a worldwide provider of wireless telecommunications equipment, today announced a partnership with Velocitech, a leading manufacturer of high-tech equipment, to manage the production of license-exempt products developed by P-Com’s Wave Wireless Networking Division.

Velocitech will provide full turnkey production for all of Wave Wireless’s products, including the flagship SPEEDLAN 9000, a family of broadband wireless routers featuring 128-bit AES encryption for mesh, star, and point-to-point deployment.  In addition, Velocitech will oversee production of new products soon to be launched by P-Com.

Based in Melbourne, Florida, Velocitech is a technology manufacturing firm that provides a comprehensive suite of production capabilities, including design, custom components, fabricated parts and complete assembly services.

“P-Com’s partnership with Velocitech will enable the company to build and ship products faster to our customers, while improving the overall quality and performance by leveraging Velocitech’s quality assurance expertise,” said Geoff Giese, Vice President and head of License Exempt products for P-Com.  “This partnership is a win for our customers, and it will make P-Com more competitive in the global marketplace.

Marek lesiak, President /CEO of Velocitech said: “P-Com’s decision to partner with Velocitech allows the company to focus exclusively on engineering and development of world-class wireless equipment.  We’re pleased to have been chosen by P-Com because of our reputation for quality, reliability and cost-effective manufacturing services.”

About P-Com, Inc.

P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market.  P-Com broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access associated with Business to Business and E-Commerce business processes.  Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers.  Government, utility, and business entities use P-Com systems in public and private network applications.  For more information visit http://www.p-com.com or call (408) 866-3666.

Safe Harbor Statement
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this release.  Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and current sales trends; the possible need to raise additional equity capital, and whether that capital is available on acceptable terms, if at all; the Company's ability to negotiate repayment terms with many of its creditors, and settle outstanding litigation; a continued severe worldwide slowdown in the telecommunications equipment and services sector; fluctuations in customer demand, pricing and competition; reliance upon subcontractors; the ability of P-Com's customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence.  Many of these risks and uncertainties are beyond P-Com's control.  Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.